Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

DATED THIS 31st DAY OF MARCH 2017

BETWEEN
RW SERVICES PTE LTD
AND
MONTREIGN OPERATING COMPANY, LLC

LICENSE AGREEMENT

{00501808.DOC.1}

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

THIS AGREEMENT is made on March 31, 2017 (the “Commencement Date”) between

RW SERVICES PTE LTD, a company incorporated in Singapore and having its registered address at 77, Robinson Road, #13-00 Robinson 77, Singapore 068896 (“RWS”) of the first part; And

MONTREIGN OPERATING COMPANY, LLC, a limited liability company formed in New York and having its registered address at c/o Monticello Raceway and Casino, 204 State Route 17B, P.O. Box 028, Monticello, New York 120701 (“MONTREIGN”) of the second part.

WHEREAS:

A.
MONTREIGN has been granted a license to develop and operate a casino (“Montreign Resort Casino”) which includes, without limitation, casino tables, slots, restaurants, parking and transportation facilities and such other facilities or amenities as may be added thereto at any time and from time to time (“Montreign Project”). In addition, in connection with the Montreign Project, subsidiaries of Montreign will be developing an entertainment village, which will include a hotel, retail, restaurant, shopping and entertainment (the “Entertainment Village”) and the “Monster” golf course (the “Golf Course” and, together with the Montreign Project and the Entertainment Village, the “Projects”).

B.	In addition, RWS has rights to license the use of the IP Rights (as herein defined) in connection with the development, management, operation and marketing of the Projects.

C.	MONTREIGN desires to obtain certain rights to use the IP Rights on the Properties and in connection with the Projects, subject to the terms and conditions as hereinafter contained.

THIS AGREEMENT WITNESSES that in consideration of, among other things, the mutual promises contained in this Agreement, the Parties hereby agree as follows:

1.	Definitions and Interpretations

1.1	In this Agreement, unless the context otherwise requires, the following words and phrases shall have the respective meanings assigned to them:

“Agreement”	means this Agreement in respect of the licensing of the IP Rights, including all Schedules attached hereto and any amendments in writing thereto;
“Affiliates”
means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first mentioned person. For the purposes of this definition, the terms “control”, “controlled by”, and “under common control with” shall mean the possession, directly or indirectly, of the majority voting rights or of the power to direct or cause the direction of the management, or policies of a person (whether through the ownership of securities, or partnership or other ownership interest, by contract or otherwise);

“Brand Manual(s)”
means the brand manuals developed by RWS to implement the use of the Genting Trade Mark and the Resorts World Trade Mark pursuant to this Agreement, as amended, supplemented, or otherwise modified from time to time by RWS;

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are generally open for normal banking transactions in New York, New York in the United States of America;
“Casino Facilities”	means legal casino facilities only;
“Confidential Information”	has the meaning assigned to it in clause 9.2;
“Commencement Date”	has the meaning assigned to it in the preambles;
“Default Rate”	has the meaning assigned to it in clause 4.4;
“Differential Sum”	has the meaning assigned to it in clause 4.4;
“Effective Date”	means the date the Montreign Project opens to the public for business, including any soft opening for business;
“Enhancement”	has the meaning assigned to it in clause 5.5;
“Entertainment Village”	has the meaning assigned to it in Recital A;
“Entertainment Village Property”	means the premises demised by the Lease, dated December 28, 2015, by and between Adelaar Developer, LLC and Empire Resorts Real Estate II, LLC;
“Extension Term”	has the meaning assigned to it in clause 3.2;
“Excluded Receipts”
  Has the meaning as follows:

a)    any gratuities or service charges added to the bill of a customer, guest or patron and passed on to employees of the Montreign Project;
b)    revenues corresponding to any credits or refunds made to customers, guests or patrons
c)    any sums and credits received by the Montreign Project; for lost or damaged merchandise
d)    any insurance proceeds other than for business interruption related to casualty or damage and other than proceeds that reimburse the Montreign Project for any cost accounted as an expense under GAAP;
e)     any receipts from sales taxes, use taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from customers, guests or patrons and passed on to a Governmental Authority;
f)    any condemnation awards other than for temporary condemnation;
g)    revenue recorded for interest, distributions, or dividends earned on bank accounts and investments;
h)    complimentaries;

Confidential Treatment Requested by Empire Resorts, Inc.
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i)    ATM fees, check cashing fees and other miscellaneous revenue (to be mutually agreed upon);
j)    Issuance of free play and other promotional items;
k)    Any receivables written off as bad debt by Montreign when so written off by Montreign Any recovered bad debts would however be recognized as part of net revenue in the period that they are recovered; and
l)    Any proceeds generated from Gaming Operations or other activities on the Properties held for charitable purposes;

“Expense Cap”	has the meaning assigned to it in clause 6.8;
“Fiscal Year”	means the 12-month period ending on 31 December of each year, or such other fiscal year as MONTREIGN may select from time to time;
“GAAP”
means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants from time to time and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession;

“Gaming Authorities”	has the meaning assigned to it in clause 10.3;
“Gaming License”
shall mean any licenses, permits, approvals, registrations, findings of suitability or other authorizations from any Governmental Authority required to own, develop, lease or operate (directly or indirectly) the Projects because of the gaming operations conducted or proposed to be conducted thereat or by MONTREIGN, including all such licenses, permits, approvals, registrations, findings of suitability or other authorizations granted under applicable Laws;

“Gaming Operations”
means the conduct of any gambling on the Montreign Property, including all aspects of management, operations, establishment of working policies, employee supervision, security, accounting, and financial control of such gambling activities;

“Genting IP”	means the Genting Trade Mark to the extent such rights subsist in the Territory;
“Genting Trade Mark”
means the trade marks and service marks as depicted in Schedule 1 and any other trade mark or service mark which incorporates the words “Genting” and/or the logo as depicted in Schedule 1 as may be notified by RWS to MONTREIGN from time to time, in each case to the extent such trade marks and service marks subsist in the Territory. The list of the relevant registrations of the Genting Trade Mark include, but are not limited to, the trade marks depicted on Schedule 1;

“Golf Course”	has the meaning assigned to it in Recital A;
“Golf Course Property”	means the premises demised by the Lease, dated December 28, 2015, by and between Adelaar Developer, LLC and Empire Resorts Real Estate I, LLC;

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
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“Government Authority” or “Governmental Authority”
means any nation or government, any state, county, regional, local or municipal government, any bureau, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (including any court), including, without limitation, Gaming Authorities;

“Integrated Resorts”
means large scale entertainment destinations, comprising without limitation theme parks, spas, convention facilities, concert halls, large retail facilities, parks, and/or other entertainment facilities;

“Intellectual Property Rights”
means: (i) copyright, patents, database rights and rights in trademarks, designs, know-how and confidential information (whether registered or unregistered); (ii) applications for registration, and the right to apply for registration, for any of these rights; and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Initial License Term”	has the meaning assigned to it in clause 3.1;
“IP Rights”	means such rights as RWS has in the Genting IP and the Resorts World IP;
“Law(s)”
means any federal, state, local or foreign law, in each case, whether written or established by custom or tradition, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorisation, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority;

“Licensed Marks”	means the Genting Trade Mark and the Resorts World Trade Mark collectively;
“License Notices”	has the meaning assigned to it in clause 6.2;
“License Term”	has the meaning assigned to it in clause 3.2;
“Marketing”	has the meaning assigned to it in clause 2.2;
“Marketing Materials”	has the meaning assigned to it in clause 2.2;
“Marks Transition Period”	has the meaning assigned to it in clause 6.8;
“Montreign Project”	has the meaning assigned to it in Recital A;
“Montreign Property”	means the premises demised by the Lease, dated December 28, 2015, by and between EPT Concord II, LLC and Montreign Operating Company, LLC;
“Net Revenue”	Means Net Revenue, as such term is defined in GAAP, minus the Excluded Receipts;
“Parties”	means RWS and MONTREIGN collectively and “Party” means any of them, as the context may require;
“Permitted Purpose”	means the permitted use by MONTREIGN of the IP Rights licensed pursuant to this Agreement, as specifically set out in clauses2.1 and 2.2;
“Projects”	has the meaning assigned to it in Recital A;
“Properties”	means the Montreign Property, the Entertainment Village Property and the Golf Course Property
“License Fee”	has the meaning assigned to it in clause 4.1;
“Resort Facilities”	means each and all of hotels, convention centres, restaurants, theatre restaurants, exhibitions centres and recreation facilities;

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

“Resorts World IP”	means Resorts World Trade Mark to the extent such rights subsist in the Territory;
“Resorts World Trade Mark”
means the trade marks as depicted in Schedule 2 and any other trade mark or service mark which incorporates the words “Resorts World”, “RW” or the logo depicted in Schedule 2 as may be notified by RWS to MONTREIGN from time to time, in each case to the extent such trademarks subsist in the Territory. The list of the relevant registrations of the Resorts World Trade Mark include, but are not limited to, the trade marks depicted on Schedule 2.

“SIAC”	means the Singapore International Arbitration Centre;
“Termination Transition Period”	shall have the meaning assigned to in in clause 3.3; and
“Territory”	means all countries in the world except Malaysia;
“True Up Payment Date”	has the meaning assigned to it in clause 4.4;
“Unsuitable Person”	shall have the meaning set forth in § 1318 of the Upstate New York Gaming and Economic Development Act.

1.2	In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

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1.2.1	that enactment as amended, extended or applied by or under any other enactment (before, on or after execution of this Agreement);

1.2.2	any enactment which that enactment re-enacts (with or without modification); and

1.2.3
any subordinate legislation made (before, on or after execution of this Agreement) under that enactment, including (where applicable) that enactment as amended, extended, or applied as described in clause 1.2.1 above, or under any enactment which it re-enacts as described in clause 1.2.2 above.

1.3	The Schedules form part of this Agreement.

1.4	Headings in this Agreement are for reference only and shall not affect the construction and interpretation of any provision herein contained.

1.5
Words importing the singular shall also include the plural and vice-versa where the context so requires. References to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or agency thereof.

1.6	No rule of construction shall apply to the detriment of any Party by reason of that Party having control of and/or having been responsible for the preparation of this Agreement.

1.7	Any express statement of a right of a Party under this Agreement is without prejudice to any other right of that Party expressly stated in this Agreement or arising at law.

1.8	References to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

1.9
The eiusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing do not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

1.10
Where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified and if the last day of the period is not a Business Day, then the period shall include the next following Business Day.

1.11
A period of one (1) month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to "months" shall be construed accordingly).

2.	Grant of License

2.1
Subject to the terms and conditions of this Agreement, RWS hereby grants, and MONTREIGN hereby accepts, for the License Term, a non-exclusive, non-assignable (except as provided in clause 5.4), non-transferable, non-sublicensable (except as provided in clause 5.3), revocable, limited license to use the IP Rights, solely (i) on the Properties and (ii) for online gaming purposes, in connection with the development, marketing, sales, management and operation of the Projects. Notwithstanding anything to the contrary in this Agreement, the license RWS hereby grants to MONTREIGN in the use of “Resorts World” “in combination with any words mutually agreed by RWS and MONTREIGN as the mark identifying the Casino Project (the

Confidential Treatment Requested by Empire Resorts, Inc.
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“Casino Name”) (in any form in accordance with the Brand Manual(s)) shall be an exclusive, non-assignable (except as provided in clause 5.4), non-transferable, non-sublicensable (except as provided in clause 5.3), revocable, limited license.

2.2
Notwithstanding clause 2.1 above, MONTREIGN shall be permitted to use the Licensed Marks outside the Properties (but at all times within the Territory) solely for the purpose of conducting advertising, promotion, publicity and other marketing activities (“Marketing”) to advance the business of the Projects as set forth herein. Such Marketing shall consist of:

(a)	Traditional advertising in print, magazine, out-of-home, transit and broadcast media (whether transmitted in analog or digital formats), including television and radio;

(b)	Digital and online marketing activities as set forth on Schedule 3 hereof; and

(c)	Public relations, community relations, government relations, corporate relations, for-profit and not-for-profit sponsorship agreements;

(d)	Printed and digital forms of marketing collateral to include, but not limited to, brochures, flyers, menus, stationary, directories, logoed hotel items and promotional items;

(e)	Interior and exterior signage to include printed, digital and fabricated structures;

(f)	Direct marketing to include mail, email, phone and targeted digital;

(g)	Approved joint- and co-branded marketing and special events;

(h)	Logoed gifts, retail items and promotional items;

(i)	Player loyalty program cards and property gift cards;

(j)	Any other marketing activities subsequently approved in writing by RWS.
(collectively, to the extent any such materials utilise any of the Licensed Marks, the “Marketing Materials”).

2.3
Unless otherwise agreed in writing by RWS, the license granted herein to use the IP Rights shall be limited to use within the Properties and for the purposes described in clauses 2.1 and 2.2 above (such purposes the “Permitted Purposes”). In addition, without the written consent of RWS, the Permitted Purposes shall not include the use of any IP Rights other than the Casino Name in connection with online gaming.

2.4	Genting Rewards Alliance Loyalty Program

2.4.1
    During the License Term and subject to any applicable Law, RWS or its Affiliate may host and maintain a website for the Genting Rewards Alliance loyalty program currently located at www.gentingrewards.com for users in the Territory (the “Global Rewards Web Site”). Subject to MONTREIGN’s participation in the Genting Rewards Alliance, RWS will provide a link from the Global Rewards Web Site to the web sites and communication channels of MONTREIGN and will promote the Projects and provide central marketing activities for direct mailing programs of the Projects through the Global Rewards Web Site, including cross-promotion of the Montreign Resort Casino with other alliances of the Genting Rewards Alliance.

2.4.2
During the License Term and subject to any applicable Law, MONTREIGN may participate in the Genting Rewards Alliance loyalty program as an alliance member. The terms and conditions and the fees payable by MONTREIGN for participation in the Genting Rewards Alliance loyalty program, and the extent of MONTREIGN’S participation therein, shall be set forth in that certain Genting Rewards Alliance Agreement to be mutually agreed upon by the Parties. Nothing in this Agreement, shall limit the rights granted under Genting Rewards Alliance Agreement to the extent it is consummated.

Confidential Treatment Requested by Empire Resorts, Inc.
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3.	Duration

3.1
This Agreement shall commence on the Commencement Date and unless sooner terminated in accordance with clause 8, shall continue for a period from the Commencement Date until 31 December 2027 (“Initial License Term”).

3.2
The Initial License Term shall automatically be extended for further periods of twelve (12) months each (each, an “Extension Term,” collectively, the “Extension Terms”) up to a maximum of 39 Extension Terms unless RWS or MONTREIGN provides notice of termination pursuant to clause 8, clause 10.3 or clause 11.3.2 of this Agreement. During each Extension Term, all of the terms and conditions of this Agreement shall continue in full force and effect and all references to the “License Term” shall mean the Initial License Term and all Extensions Terms.

3.3.
A transitional period shall commence immediately upon the date of the termination of the Initial License Term or Extension Term (such date, the “Termination Date”), as applicable, and shall continue for a period of twelve (12) months following the Termination Date (the “Termination Transition Period”).  During the Termination Transition Period, RWS and MONTREIGN  shall coordinate and arrange for cessation of use of the IP Rights. Licensee shall bear the costs of any required changes to phase out the use of IP Rights.

The provisions of this clause 3.3 shall apply only in the event of the anticipated expiration of the License Term at the conclusion of such License Term under this Article 3 and shall not supersede clause 8.2 of this Agreement which allows transitional use of the Licensed Marks in the event of early termination under Article 8 of this Agreement.

4.	Fees, Payment and Withholding Taxes

4.1
In consideration of the rights and licenses granted by RWS to MONTREIGN pursuant to clause 2.1 and 2.2 and otherwise under this Agreement, MONTREIGN shall pay to RWS for the License Term from and after the Effective Date a license fee payable quarterly (“License Fee”) equivalent to a percentage of Net Revenue as designated in clause 4.2 below. The License Fee shall be pro-rated if the period between the Effective Date and 31 December of that Fiscal Year in which the Effective Date takes place is less than twelve (12) months. For purposes of clarification, although no License Fee shall be due for the period from the Commencement Date to the Effective Date, MONTREIGN shall have the right to use the IP Rights granted hereunder pursuant to the terms of this Agreement for pre-opening marketing activities which are not revenue generating.

4.2
During the term of the Agreement, the License Fee for the Initial License Term and for each Extension Term, if any, which License Fee shall be payable on a quarterly basis per clause 4.3, shall be as follows:

Yr #1 – [***]% of Net Revenues generated in that year from (i) all activity on the Montreign Property, (ii) the specific use of the Licensed Marks on the Entertainment Village Property and the Golf Course Property and (iii) the specific use of the Licensed Marks in connection with online gaming.

Yr #2 - [***]% Net Revenues generated in that year from (i) all activity on the Montreign Property, (ii) the specific use of the Licensed Marks on the Entertainment Village Property and the Golf Course Property and (iii) the specific use of the Licensed Marks in connection with online gaming.

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Yr #3 - [***]% Net Revenues generated in that year from (i) all activity on the Montreign Property (ii) the specific use of the Licensed Marks on the Entertainment Village Property and the Golf Course Property and (iii) the specific use of the Licensed Marks in connection with online gaming.

Yr #4 - [***]% Net Revenues generated in that year from (i) all activity on the Montreign Property, (ii) the specific use of the Licensed Marks on the Entertainment Village Property and the Golf Course Property and (iii) the specific use of the Licensed Marks in connection with online gaming.

Yr #5 - [***]% Net Revenues generated in that year from (i) all activity on the Montreign Property, (ii) the specific use of the Licensed Marks on the Entertainment Village Property and the Golf Course Property and (iii) the specific use of the Licensed Marks in connection with online gaming.

Yr #6 - [***]% Net Revenues generated in that year from (i) all activity on the Montreign Property, (ii) the specific use of the Licensed Marks on the Entertainment Village Property and the Golf Course Property and (iii) the specific use of the Licensed Marks in connection with online gaming.

Thereafter, the License Fee for any License Term shall be [***]% of Net Revenues generated in that License Term from (i) all activity on the Montreign Property, (ii) the specific use of the Licensed Marks on the Entertainment Village Property and the Golf Course Property and (iii) the specific use of the Licensed Marks in connection with online gaming.

4.3
Commencing on the Effective Date, the License Fee shall be due and payable in quarterly installments, due within thirty (30) days after the end of each quarter, calculated based on the internal quarterly financial statements of MONTREIGN.

4.4
Within ten (10) Business Days following completion of the audited financial statements of MONTREIGN for each Fiscal Year, and in no event later than one hundred and twenty (120) days from MONTREIGN’s Fiscal Year end (“True Up Payment Date”), there shall be a computation and true-up of the License Fee for such License Term accompanied by a copy of MONTREIGN’s audited financial statements, and either RWS or MONTREIGN, as applicable, shall pay to the other an amount equal to any difference between the aggregate License Fee for such Fiscal Year paid by MONTREIGN to RWS based on MONTREIGN’s quarterly financial statements during such License Term pursuant to clauses 4.1 and 4.2 above, and the License Fee calculated for such License Term based on the audited financial statements of Montreign, as so determined (“Differential Sum”) such that RWS shall pay the Differential Sum in respect of any negative difference and MONTREIGN shall pay the Differential Sum in respect of any positive difference as described in this clause 4.4. Concurrently with each payment of the License Fee, MONTREIGN shall furnish to RWS documentation reasonably satisfactory to RWS in support of the computation of such payment. Any payments of the License Fee not paid when due hereunder shall accrue and bear interest for each calendar quarter at one percent (1%) per month calculated on a daily basis (“Default Rate”), subject to applicable usury laws, in order to compensate RWS for the loss of the use of such delinquent payment.

4.5
Financial Records and Auditing. During the License Term and for a period of four (4) calendar years thereafter, MONTREIGN shall keep and maintain or shall cause its independent third party auditor to keep and maintain, financial statements and records relating to the subject matter of this Agreement for the purposes of confirming the License Fee to be accounted for and paid according to clause 4.1 (“Financial Records”). RWS or its agent (limited to a nationally recognized accounting firm) shall have the right upon advance written notice to MONTREIGN, to inspect and audit the Financial Records. The costs of any such inspection or audit shall be borne by RWS, unless such inspection or audit reveals a discrepancy adverse to RWS of five

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percent (5%) or more of the License Fee reported by MONTREIGN to RWS, in which case MONTREIGN shall be responsible for the actual costs of such inspection or audit.

4.6
In the event this Agreement is terminated for any reason, the Differential Sum shall be settled promptly on or before the True Up Payment Date in respect of the License Term immediately after termination and this provision shall survive termination of this Agreement for any reason whatsoever.

4.7
The Parties agree that the License Fee is a royalty or will be treated as such for all tax purposes. Under the United States Internal Revenue Code, such a royalty will be subject to a withholding tax, currently in the amount of thirty percent (30%), on all payments made to a foreign corporation (the “Withholding Obligation”). MONTREIGN agrees to withhold or deduct from the Quarterly License Fee payable to RWS and pay directly to the appropriate United States tax authority the Withholding Obligation. In the event of any change in the law such that the Withholding Obligation rate exceeds thirty percent (30%), MONTREIGN agrees to bear such additional withholding tax in excess of the thirty percent (30%) rate and to this end, MONTREIGN shall pay RWS such additional sums necessary to ensure the maximum Withholding Obligation suffered by RWI does not exceed thirty percent (30%).

5.	Ownership; Reservation of Rights; No Sublicences.

5.1
All rights in any IP Rights not granted by RWS to MONTREIGN pursuant to this Agreement are expressly reserved to RWS, and no additional licenses are granted or implied hereunder. Except as set forth in this Agreement, MONTREIGN shall not (i) acquire any other right, title or interest in or to the use of any IP Rights or (ii) assert any claim to the IP Rights or any goodwill relating thereto, in each case, during or after the License Term. Except as expressly provided in this Agreement, MONTREIGN shall not use any Licensed Marks for any purpose or in any manner without first obtaining RWS’s written consent, which consent may be withheld in RWS’s sole and absolute discretion. For the avoidance of doubt, MONTREIGN shall have no right to use the Licensed Marks including, without limitation, in connection with the corporate name of MONTREIGN or any of its Affiliates or the registration of domain names, other than in connection with the Projects pursuant to the terms and conditions of this Agreement. The agreements as set out in Schedule 4 attached hereto including, without limitation, the use of the Licensed Marks contemplated therein, are deemed approved as of the Commencement Date.

5.2
Nothing in this Agreement or elsewhere shall be construed to prevent or limit RWS and/or its Affiliates from (a) granting any other new licenses for the use of any IP Rights excluding the Casino Name, (b) encumbering, assigning, pledging or hypothecating any Licensed Mark in any way, or (c) using or exploiting for its own purposes (or for the purposes of any Affiliate of RWS) any IP Rights other than the Casino Mark in or in connection with any of its or any such Affiliate’s businesses or in any manner throughout the world, including the United States of America, to the extent it does not affect the enjoyment by MONTREIGN of the rights and license granted to MONTREIGN in the IP Rights in this Agreement.

5.3
MONTREIGN may not sublicense or assign to any person any IP Rights or any use thereof without RWS’s prior written approval, which approval may be withheld in RWS’s sole and absolute discretion. Notwithstanding the foregoing, MONTREIGN may, upon prior written approval of RWS, which approval shall not be unreasonably withheld or delayed, allow use of the IP Rights within the Projects by third parties providing services, including the operation of portions of the Projects by third party vendors or lessees. MONTREIGN acknowledges and agrees that it shall remain liable for all actions of such third party service providers and that no title, ownership, or intellectual property rights of any kind including, but not limited to, the

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right to sublicense, the IP Rights are, by virtue of this provision, granted to MONTREIGN or such third party service providers.

5.4
MONTREIGN shall not assign, transfer, grant any right in or create any trust in respect of, or purport to assign, transfer, grant any right in or create any trust in respect of, any of its rights or obligations in relation to the IP Rights under this Agreement save as expressly provided in this Agreement.

6.	Conditions of Use of the IP Rights and Quality Control

6.1
RWS shall provide MONTREIGN with Brand Manuals. Subject to clause 6.8 below, the Brand Manuals shall apply from and after the date which is two (2) Business Days after MONTREIGN’s receipt of the Brand Manuals. Subject to clause 6.8 below, MONTREIGN shall use the Licensed Marks consistent with and in not violation of the Brand Manual. MONTREIGN acknowledges and agrees that (i) the Licensed Marks carry a reputation of high quality and integrity, (ii) the operation of the Montreign Project and, to the extent the Licensed Marks are used thereon, the Entertainment Village Project and the Golf Course Project, and the associated products and services bearing the Licensed Marks, in accordance with high standards set forth in the Brand Manuals are material conditions of this Agreement, and (iii) MONTREIGN will use of the Licensed Marks on the Montreign Project and, to the extent the Licensed Marks are used thereon, the Entertainment Village Project and the Golf Course Project, in accordance with such standards set forth in the Brand Manuals and in this Agreement.

6.2
Upon RWS’s request, MONTREIGN shall place all customary notices (“License Notices”) reasonably acceptable to RWS on any marketing, advertising or promotional materials, products and physical goods bearing the Licensed Marks, to identify the licensed use under this Agreement and the proprietary rights in and to such Licensed Marks.

6.3
Prior to any first use or exploitation of any Licensed Marks by MONTREIGN within a particular marketing channel, at least one (1) representative specimen showing such uses by MONTREIGN of such Licensed Marks, and the location of any License Notices thereon, on any Marketing Materials, shall be provided by MONTREIGN to RWS at MONTREIGN’s sole expense, together with any other reasonable information requested by RWS in connection to the Marketing Materials. Such materials shall also be subject to prepublication review by, and approval of, RWS. Except as otherwise agreed by the Parties, based upon exceptional circumstances, RWS shall have five (5) Business Days to review and approve any such specimen. If RWS does not respond within the applicable period, such specimen shall be deemed to have been approved. For the avoidance of doubt, any new Marketing channels proposed for use by MONTREIGN, even for an existing use or exploitation, shall be subject to this review. In addition, at RWS’s request, MONTREIGN will provide RWS with copies of all new or updated Marketing Materials used by Montreign on a quarterly basis.

6.4
MONTREIGN shall use the IP Rights and display the Licensed Marks only in a form and style which does not defame, disparage, dilute, place in a bad light, or otherwise injure RWS or any Affiliate thereof, or any owner, officer, director, or employee of RWS or any Affiliate thereof, including, but not limited to, using such IP Rights in a manner or in association with anything that would, in RWS’s sole discretion, be considered deceptive, indecent, scandalous, offensive, misleading, or otherwise inappropriate. MONTREIGN shall not engage in any action or conduct of business, including, without limitation any violation of Law that could, in RWS’s sole reasonable opinion, damage, defame, disparage, dilute, place in a bad light or otherwise injure RWS or any Affiliate thereof or the IP Rights.

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6.5	MONTREIGN shall not represent in any manner that it has any ownership interest in any Licensed Marks or any goodwill associated therewith.

6.6
(a) MONTREIGN agrees that it shall not apply for or seek to obtain trademark or service mark registrations, domain name registrations, or corporate names or any other property rights in any Licensed Marks, or any mark similar thereto without the prior written approval of RWS, and, upon request from RWS, MONTREIGN shall furnish to RWS any specimens, facsimiles, or materials for the purpose of submitting appropriate trademark or service mark applications or domain name registrations or corporate names therefor, in the name of RWS or any Affiliate thereof. MONTREIGN further agrees to ensure that their employees, officers, personnel, representatives or partners shall not use the words “Genting” “Resorts World” or “RW” whether alone or in combination with any words or in Chinese characters or other languages as its company name, domain name or part thereof without prior written approval of RWS. Upon written request from MONTREIGN, RWS may arrange to procure trademark or service mark registration, domain name registrations (subject to availability) or any other property rights in any Licensed Marks or any mark similar thereto used or developed by MONTREIGN in connection herewith; provided, however, if RWS unreasonably refuses to make, or cause to be made, any such application or protection requested by MONTREIGN, then MONTREIGN shall be entitled, on behalf of RWS or such party as directed by RWS and at the sole expense of RWS, apply for and seek to obtain trademark or service mark registration, domain name registrations (subject to availability) or any other property rights in any Licensed Marks or any mark similar thereto used or developed by MONTREIGN in connection herewith.

(b) Without prejudice to RWS’s obligations in clause 7.1.6 and clause 10.3 below, MONTREIGN shall be responsible to ensure, with the cooperation of RWS, that any approval, consent, registration and/or notification, including any Gaming Licenses, that may be required from, with or to any United States Government Authority (including any Gaming Authority in the state of New York), if any, in order to permit the parties to enter into this Agreement in connection with the Projects shall be duly obtained or undertaken at the sole expense of RWS.

6.7
In the event the Licensed Marks then used by MONTREIGN are intended to be abandoned or surrendered, RWS shall provide no less than ten (10) days written notice to MONTREIGN of such intention, in which case MONTREIGN shall be entitled to pursue registration of the Licensed Marks.

6.8
RWS may require MONTREIGN, at any time and from time to time, to undertake any reasonable corrective actions with respect to the style or appearance of any Licensed Mark, which has previously been approved (the “Existing Licensed Marks”), to conform such Licensed Mark to the then-current applicable Brand Manual with respect to the Licensed Marks (the “Revised Licensed Marks”); provided, however, RWS shall reimburse MONTREIGN for any expensed incurred in conforming its use of the Existing Licensed Marks to the Revised Licensed Marks. MONTREIGN shall promptly undertake any corrective actions so required by RWS, in a professional manner consistent with industry standards for the re-order and replacement of items impacted by this clause 6.8 (the “Impacted Marketing Material”), and MONTREIGN shall provide RWS with such evidence of compliance therewith as RWS may reasonably request. Notwithstanding the foregoing, Montreign shall be permitted to continue the use of Impacted Marketing Materials bearing the Existing Licensed Marks until such materials are exhausted (the “Marks Transition Period”). RWS acknowledges and agrees that, for purposes of this clause 6.8, MONTREIGN’s prior use of the Licensed Marks, as previously approved, and continued use during the aforementioned Marks Transition Period, shall not constitute a breach of this Agreement; provided, however, that MONTREIGN’s failure to undertake the corrective actions required by RWS in accordance with this clause 6.8 beyond the Marks Transition Period

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shall constitute a material breach of this Agreement. In addition, RWS may require MONTREIGN, at any time and from time to time, to undertake any reasonable corrective actions with respect to the form, use or presentation of any Licensed Mark, which has not previously been approved, to the extent that the form of any such Licensed Mark is not the same quality or form as the previously approved sample or such use or presentation is in violation of the license(s) granted in clause 2. MONTREIGN shall promptly undertake any corrective actions so required by RWS in a professional manner and shall provide RWS with such evidence of compliance therewith as RWS may reasonably request. In the event any corrective actions required by RWS pursuant to this clause 6.8 is expected to exceed $500,000 in any License Term (the “Expense Cap”), RWS and MONTREIGN shall mutually agree on the corrective actions to implement the Revised Licensed Marks and the expenses to be incurred in excess of the Expense Cap.

6.9
RWS shall have the right, upon written notice to MONTREIGN, to inspect the use of the Licensed Marks at the Projects during normal business hours, to ensure it is being operated in accordance with MONTREIGN’s covenants and undertakings contained in this Agreement. All such inspections shall be carried on so as not to unreasonably interfere with the conduct of MONTREIGN’s business, and, during visits to the Montreign, RWS or its agents shall comply with all of MONTREIGN ’s customary safety and security requirements. The costs of any such inspection shall be borne by RWS. Upon completion of each such inspection, RWS shall provide MONTREIGN with a written list of all deficiencies reasonably identified by RWS as violations of MONTREIGN’s covenants herein. MONTREIGN shall have five (5) Business Days in which to respond in writing to RWS setting forth its intentions: (i) with respect to any deficiency which by its nature is capable of immediate cure, that corrective action will be completed within fifteen (15) Business Days following receipt of RWS’s notice of deficiency, and MONTREIGN shall notify RWS in writing upon completion of such corrective action confirming that the deficiency has been corrected; or (ii) with respect to any other deficiency, that corrective action will be completed within thirty (30) Business Days following receipt of RWS’s notice of deficiency, and MONTREIGN shall notify RWS in writing upon completion of such corrective action confirming that the deficiency has been corrected. If, upon a subsequent inspection by RWS within thirty (30) Business Days of receipt of such written confirmation, RWS reasonably determines that MONTREIGN has failed to correct any of the deficiencies identified by RWS to RWS’s reasonable satisfaction, RWS shall be entitled to terminate this Agreement in accordance with clause 8.

6.10
MONTREIGN will create and provide RWS, within thirty (30) days after completion, copies of its annual marketing plans that will utilize the Licensed Marks, for the upcoming Fiscal Year. Notwithstanding the foregoing, in lieu of providing an annual marketing plan utilizing the Licensed Marks for the period prior to the Effective Date, MONTREIGN shall provide a “pre-opening marketing plan” utilizing the Licensed Marks for the period from the Commencement Date to the Effective Date.

6.11
MONTREIGN shall indemnify RWS and shall keep RWS fully indemnified against any claim, loss, damage, cost and/or expense arising from any unauthorised or improper use of the IP Rights or any use of the IP Rights by MONTREIGN in contravention of this Agreement except if such claim, loss, damage, cost and/or expense is caused by the negligence of or intentional misconduct by RWS, its agents, employees or Affiliates or by the failure of RWS to register, or cause to be registered, or maintain, or cause to be maintained, the registration of the Licensed Marks in accordance with clause 7.1.6, or to the extent any Licensed Marks infringe any third party rights to the Licensed Marks.

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6.12	For the avoidance of doubt, MONTREIGN acknowledges and agrees that any material breach of the provisions set forth in this clause 6 shall constitute a material breach of this Agreement.

7.	Specific Undertakings

7.1	MONTREIGN or RWS, as specified below, hereby agrees that during the License Term:

7.1.1
MONTREIGN shall not attack any Licensed Marks, or any trade names, domain names or other IP Rights pertaining thereto in the United States of America or anywhere in the world, and MONTREIGN shall not (either directly or indirectly) aid or assist any person in so doing;

7.1.2	MONTREIGN shall not harm, misuse or bring into disrepute any IP Rights in the United States or anywhere in the world;

7.1.3	MONTREIGN shall use and exploit the IP Rights only in accordance with the terms and intent of this Agreement;

7.1.4	RWS and MONTREIGN shall each comply with all Laws relating or pertaining to the use or exploitation of the IP Rights or this Agreement;

7.1.5
MONTREIGN shall notify in writing RWS of any changes affecting the Gaming Licenses, and shall take all steps reasonably necessary to assist RWS in maintaining their continued compliance with the applicable Laws; and

7.1.6
RWS shall procure, or cause to be procured, the applications for registration and maintain the Licensed Marks in the relevant classes in the United States of America to enable MONTREIGN to use the Licensed Marks in accordance with this Agreement.

7.2	Infringement Claims

7.2.1	A Party shall promptly give notice in writing to the other Party in the event that it becomes aware of:

(a)	any infringement or suspected infringement of the IP Rights by any third party; or

(b)	any claim that any use by MONTREIGN of the IP Rights under this Agreement infringes the rights of any third party.

7.2.2	In the case of any matter falling within clause 7.2.1(a) above:

(a)
RWS shall determine (in its absolute discretion) whether it or any of its other Affiliates will take any action in respect of such matter against any third party, and shall notify MONTREIGN of its decision in writing within fifteen (15) days of receiving the relevant notice pursuant to clause 7.2.1(a);

(b)
if RWS notifies MONTREIGN of its decision to take action in respect of such matter, RWS or any of its other Affiliates shall have the sole right to institute infringement proceedings against the third party provided that it commences such proceedings within fifteen (15) days after the notice delivery under clause 7.2.1(a);

(c)	if infringement proceedings is commenced within one hundred and twenty (120) days after the notice delivery under clause 7.2.l.(a):

(i)	RWS or its Affiliates shall bear the entire cost associated with the conduct of any such action and shall be entitled to retain for themselves

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all damages, settlement fees or other amounts for past infringement received as a result of any such action; and

(ii)	MONTREIGN (at the cost and expense of RWS) shall provide any assistance and co-operation reasonably requested by RWS in relation to any such action; and

(d)
if RWS fails to notify MONTREIGN as to whether any action will be taken within the thirty (30) day period referred to in clause 7.2.1(a), or notifies MONTREIGN that no action will be taken or failure of commencement of infringement proceedings within one hundred and twenty (120) days after the notice delivery under clause 7.2.1(a), then:

1.
MONTREIGN may (in its absolute discretion) elect to commence infringement proceedings against the third party, provided that RWS has consented or procured the consent to MONTREIGN commencing such proceedings;

2.
MONTREIGN shall bear the entire cost associated with the conduct of any such action and shall be entitled to retain for itself all damages, settlement fees or other amounts for part infringement as a result of any such action; and

3.
RWS shall (at the cost and expense of MONTREIGN ) provide, or cause to be provided, any assistance and co-operation reasonably requested by MONTREIGN in relation to any such action taken by MONTREIGN , including by joining as a party or using reasonable efforts to procure the relevant party to join as a party to such infringement action.

7.2.3	In the case of any matter falling within clause 7.2.1(b) above:

(a)
RWS will, at its own expense, defend, indemnify and hold MONTREIGN harmless in any third party action brought against MONTREIGN to the extent that is based on the claim that all or part of the License or any of the rights granted hereunder infringes on any valid United States patent, copyright or trademark, provided MONTREIGN has promptly notified RWS in writing of such claims. RWS shall direct and control the investigation and defense of such claim, with the participation of MONTREIGN. In no event shall RWS settle a claim without the approval of MONTREIGN if such settlement (i) requires MONTREIGN or any Affiliate to make payment for the claim or (ii) is adverse, in the reasonable opinion of MONTREIGN, to the interests of MONTREIGN. The indemnity provided by RWS under this clause 7.2.3(a) shall not exceed the License Fee paid to RWS in the preceding six (6) License Terms.

(b)
MONTREIGN shall not settle or compromise any such claim, or make any admission in relation to such claim, without the prior written consent of RWS, which consent may not be unreasonably withheld, delayed or denied;

(c)	RWS shall determine (in its absolute discretion) what action, if any, shall be taken in respect of such matter, and shall have sole control of the conduct of any such action; and

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(d)
MONTREIGN shall provide, and shall procure that its respective sub-licensees (to the extent that RWS has consented to any pursuant to clause 5.3), provide, any assistance and co-operation reasonably requested by RWS in relation to any action taken by RWS under clause 7.2.3(b).

7.2.4
At the sole cost and expense of RWS, MONTREIGN agrees to assist RWS and/or RWS’s Affiliates in any action taken (including without limitation any legal proceedings) to protect or defend any of RWS’s and/or its Affiliates’ rights to or interests in the IP Rights. RWS and/or its Affiliates may conduct or counterclaim or commence or prosecute any claims or lawsuits in their name or in the name of MONTREIGN or join MONTREIGN as a party thereto.

8.	Early Termination

8.1	Upon the occurrence of any of the following, this Agreement may be terminated:

8.1.1
by RWS, if MONTREIGN breaches any material provision of this Agreement and such breach is (i) incapable of cure, including, without limitation, breach of clauses 5 and 10 or (ii) capable of cure, but not cured within thirty (30) days of MONTREIGN ’s receipt of written notice of such default from RWS;

8.1.2
    by MONTREIGN, if RWS breaches any material provision of this Agreement and such breach is (i) incapable of cure or (ii) capable of cure, but not cured within thirty (30) days of RWS’s receipt of written notice of such default from MONTREIGN;

8.1.3
    by RWS, in the event that RWS determines, in its sole and absolute discretion, that the manner of conduct of Gaming Operations by MONTREIGN impairs or jeopardizes in any manner the value of the IP Rights.

8.1.4	by RWS, in the event that any action or non-action by MONTREIGN jeopardizes or threatens to materially jeopardize the standing of RWS in its presently or future conducted business;

8.1.5
    by MONTREIGN , in the event that any action or inaction by RWS jeopardizes or threatens to materially jeopardize the standing of MONTREIGN with respect to its obligations as a regulated gaming operator;

8.1.6
    by RWS or MONTREIGN if the use of the IP Rights in the United States of America or in respect of MONTREIGN or any part thereof is not permitted by any Government Authority or by Law or by any court proceedings; or

8.1.7
    by either MONTREIGN or RWS, at its sole discretion, immediately upon written notice to the other Party upon (a) the institution by such other Party of proceedings under any applicable Law for the relief of debtors wherein such other Party is seeking relief as a debtor, (b) a general assignment by such other Party for the benefit of creditors, (c) the institution by such other Party of a proceeding for relief under any insolvency law, (d) the institution against such other Party of a proceeding under any insolvency law, which proceeding is not dismissed, stayed or discharged within 60 days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding, (e) the admission by such other Party in writing of its inability to pay its debts as they mature, or (f) the attachment, execution or other judicial seizure of all or any substantial part of such other Party’s assets which remains undismissed or undischarged for a period of sixty (60) days after the levy

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thereof, if such attachment, execution or other judicial seizure would reasonably be expected to have a material adverse effect upon the performance by such other Party of its obligations under this Agreement; provided, however, that any such attachment, execution or seizure shall not give rise to a Party’s right to terminate hereunder if such other Party posts a bond sufficient to fully satisfy the amount of such claim or judgment within sixty (60) days after the levy thereof and such other Party’s assets are thereby released from the lien of such attachment;

8.1.8
    by RWS or Montreign, immediately upon written notice to the other if (a) RWS, MONTREIGN or any of their respective Affiliates, is directed to cease doing business with RWS, MONTREIGN or any of their respective Affiliates, as applicable, by any Governmental Authority (including, for the avoidance of doubt, any gaming regulatory authority), or (b) RWS or MONTREIGN, in its respective sole and exclusive judgment, if RWS or MONTREIGN, as applicable, reasonably determines that RWS, MONTREIGN or any of their respective Affiliates, as applicable, was, is, or is about to be engaged in any activity or relationship, which could or does threaten, or cause the denial, suspension, or revocation of, the Gaming Licenses or RWS, MONTREIGN or any of the respective Affiliates, if any, issued by, any gaming regulatory authority in any jurisdiction in the world; provided, however, that if, and only to the extent that, RWS, MONTREIGN or any of their respective Affiliates are permitted by an applicable gaming regulatory authority, without jeopardizing in any manner the regulatory good standing with such authority of RWS, MONTREIGN or their respective Affiliates, as applicable, to provide RWS or MONTREIGN, as applicable, with an opportunity to cure or otherwise resolve any of the foregoing issues, RWS or MONTREIGN, as applicable, shall, or shall cause any respective Affiliate to provide, RWS or MONTREIGN, as applicable, with notice thereof and such opportunity to resolve such issues, as permitted by such applicable gaming regulatory authority, prior to terminating this Agreement pursuant to this clause;

8.1.9
by RWS, if MONTREIGN or its Affiliate or holding company or its ultimate holding company (i) contests or challenges RWS’s right to use the IP Rights or any part thereof; (ii) takes or fails to take any action that prevents the registration or continuing registration of any IP Rights (insofar as it is or may be registered), (iii) opposes any application by RWS to register the Licensed Marks in the United States of America or anywhere in the world, or (iv) disputes, denies or challenges the validity or enforceability of the IP Rights in the United States of America or anywhere in the world;

8.1.10
with respect to the Genting IP only, in the event that RWS does not have the right to license the Genting IP to MONTREIGN for any reason whatsoever (such termination to take effect automatically upon receipt of notice by MONTREIGN from RWS specifying the same and such notice to be provided promptly by RWS);

8.1.11
with respect to the Resorts World IP only, RWS does not have the right to license the Resorts World IP to MONTREIGN for any reason whatsoever (such termination to take effect automatically upon receipt of notice by MONTREIGN from RWS specifying the same and such notice to be provided promptly by RWS);

8.1.12	by either RWS or MONTREIGN , in accordance with clause 11.3;

8.1.13
by RWS, but only in respect of the licenses for a particular country within the Territories (hereinafter called the "Affected Territory"), if the use of the IP Rights in the Affected Territory is not permitted by any Government Authority or by Law;

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8.1.14	by both Parties upon their mutual written agreement;

8.1.15	by MONTREIGN upon twelve (12) months’ prior notice;

8.1.16	automatically, if RWS no longer has the right to license both the Genting IP and the Resorts World IP to MONTREIGN; or

8.1.17	automatically, if the Licensed Marks become expired or invalid.

8.2
Upon termination of this Agreement by any Party pursuant to clause 8.1 or 8.3 hereof, the rights granted hereunder shall immediately terminate, except as provided in clause 11.14; provided, however, that except for termination by RWS pursuant to clauses 8.1.6, 8.1.8, 8.1.9, 8.1.10 or 8.1.11 hereof, or unless otherwise required by applicable Law, or mandated by any Governmental Authority, or unless such continued use by MONTREIGN would pose immediate and irreparable harm to the value of the Licensed Marks, then MONTREIGN shall be permitted to use the Licensed Marks, in accordance with this Agreement, for a period of twelve (12) months (the “Early Termination Transition Period”), in which to re-brand anything it owns or controls associated with such Licensed Marks (including all of its operations, services, facilities, inventory, signage, domain names, marketing materials, packaging) to trademarks and service marks other than the Licensed Marks. During such Early Termination Transition Period, the obligations of MONTREIGN with regard to use of the Licensed Marks set forth in this Agreement shall continue to apply and MONTREIGN shall continue pay to RWS the License Fee in accordance with clause 4. Notwithstanding the foregoing, with respect to a termination pursuant to clause 8.1.2, 8.1.8, 8.1.13 or 8.1.16, the obligation to pay the License Fee shall terminate immediately, save that this clause shall not affect payment of any License Fee incurred prior to termination.

8.3
In the event that this Agreement is terminated only with respect to the Genting IP or Resorts World IP pursuant to clauses 8.1.10 or 8.1.11 above (as applicable), MONTREIGN shall have the option (to be exercised by notice in writing to RWS within thirty (30) days of receipt of the notice referred to in clauses 8.1.10 or 8.1.11 (as applicable) to either (i) terminate this Agreement in its entirety (with respect to both Genting IP and Resorts World IP) or (ii) elect to continue with this Agreement with respect only to the IP Rights in respect of which this Agreement has not been terminated (in which event all terms and conditions of this Agreement (save for the License Fee which is dealt with below) shall continue to apply, mutatis mutandis).

9.	Confidentiality and Publicity

9.1
The Parties hereby severally undertake to treat Confidential Information (as defined below) that is provided to it by or on behalf of the other Party (the Party receiving such Confidential Information is hereinafter called the “Receiving Party”; and the Party providing or on whose behalf such Confidential Information is provided is hereinafter called the “Disclosing Party”) as follows:

9.1.1
the Receiving Party shall keep all such Confidential Information confidential, except as provided in Clause 9.3 and shall use such Confidential Information solely for purposes in connection with this Agreement;

9.1.2
the Receiving Party shall restrict access to the Confidential Information to its officers, employees, agents, representatives and professional advisers whose access is reasonably necessary in connection with this Agreement; it being understood, that in the case of such disclosure, it shall ensure that such officers, employees and

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representatives shall not disclose or use such Confidential Information for any purpose other than the fulfillment of this Agreement; and

9.1.3
upon termination of this Agreement or any license granted herein, the Receiving Party shall return or destroy all such Confidential Information and any copies thereof, as required by the Disclosing Party.

9.2
“Confidential Information” of any Disclosing Party means all information including know how provided by or on behalf of such Disclosing Party pursuant to or in connection with this Agreement, including, without limitation, marketing plans and Marketing Materials, whether before, on or after the date of this Agreement; provided, that Confidential Information shall not include information that (a) is, or becomes, publicly known or available other than through an act of the Receiving Party; (b) is in the possession of the Receiving Party prior to receipt from such Disclosing Party; or (c) was or has become known to such Receiving Party independent of any disclosure by such Disclosing Party and which has not been wrongfully disclosed to or obtained by such Receiving Party.

9.3	Notwithstanding anything in Clause 9.1 to the contrary, the Receiving Party may disclose Confidential Information to the extent necessary for the purpose of:

9.3.1
complying with a court or administrative order, law or regulation, or applicable rules of a stock exchange on which shares of the Receiving Party or their respective holding company are listed and/or traded; provided, that the Receiving Party shall furnish only such portion of the Confidential Information which is legally required to be provided or otherwise required by any regulatory authority to be disclosed and shall exercise all reasonable efforts to obtain assurances that confidential treatment shall be accorded to such information and shall give notice to the Disclosing Party as promptly as practicable of the Receiving Party’s obligation to disclose any such information; and

9.3.2	any litigation or arbitration arising out of or related to this Agreement.

9.4
The terms and conditions set forth in this Agreement are confidential and save as permitted under clauses 9.3 or as otherwise required by a Governmental Entity, no public announcements or disclosures may be made without the consultation and consent of the other Party; provided, however, RWS acknowledges and agrees the Agreement (with clauses 4.1 and 4.2 redacted if allowed by the Securities and Exchange Commission (“the Commission”) shall be filed as an exhibit to the reports filed with the Commission by Empire Resorts, Inc. (“Empire”), the ultimately parent entity of Montreign.

9.5
The confidentiality obligations in this clause 9 shall continue to apply for three (3) years after the termination of this Agreement save in respect of any information with respect to the IP Rights where the confidentiality obligations shall survive without limitation of time.

10.	Representations, Warranties and Covenants

10.1	RWS hereby represents and warrants to MONTREIGN as follows:-

10.1.1	RWS is a company duly registered under the applicable laws of the Republic of Singapore;

10.1.2
RWS has (i) all necessary power, right and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement, and (ii) taken all necessary corporate action under all applicable Law to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

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10.1.3
The execution, delivery, and performance of RWS under this Agreement will not violate, conflict with, or cause a default or any acceleration of performance under any agreement or other instrument to which RWS is a party or is otherwise bound; and

10.1.4	This Agreement will constitute a legal, valid and binding obligations of RWS and will be enforceable against RWS in accordance with its terms upon its execution.

10.2	MONTREIGN hereby represents and warrants to RWS as follows:-

10.2.1	MONTREIGN is a limited liability company formed under the applicable laws of the State of New York;

10.2.2
MONTREIGN has (i) all necessary power, right and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement, and (ii) taken all necessary corporate action under all applicable Law to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

10.2.3
The execution, delivery, and performance of MONTREIGN under this Agreement will not violate, conflict with, or cause a default or any acceleration of performance under any agreement or other instrument to which MONTREIGN is a party or is otherwise bound; and

10.3
Agreement Relating to the Approval by Governmental Authorities. RWS acknowledges that MONTREIGN and its Affiliates are businesses that are or may be subject to and exist because of privileged licenses (including liquor licenses) issued by U.S., state, local and foreign governmental, regulatory and administrative authorities, agencies, boards and officials (collectively, the “Gaming Authorities”) responsible for or involved in the administration of application of laws relating to gaming or gaming activities or the sale, distribution and possession of alcoholic beverages. The Gaming Authorities and/or MONTREIGN may deem it advisable to perform background checks on, and issue approvals of, persons involved with MONTREIGN and its Affiliates. Prior to the execution of this Agreement and, in any event, prior to the payment of any monies by MONTREIGN to RWS: (i) at the written request of MONTREIGN for the purposes of obtaining the relevant approvals of the Gaming Authorities, as set forth in § 1326 of the Upstate New York Gaming and Economic Development Act and the regulations promulgated thereunder, RWS shall cooperate with and provide to the Gaming Authorities and/or MONTREIGN written disclosure regarding RWS, their Affiliates and the directors, officers and members of RWS or any of its Affiliates (the “RWS Associates”); and (ii) to the extent required, the Gaming Authorities shall have issued approvals of the RWS Associates. RWS shall, at its sole expense, bear all costs (including license fees) incurred by RWS and the RWS Associates in relation to any gaming qualifications or registrations with, findings of suitability of, or licenses issued by the Gaming Authorities.

10.3.1
At the written request of MONTREIGN for the purposes of the approvals of the Gaming Authorities, RWS shall cause all of the relevant RWS Associates for which information is required to be provided pursuant to the Gaming Laws or for which the Gaming Authorities or another Governmental Authority has requested information to provide all information requested from time to time by MONTREIGN and apply for and obtain all necessary approvals required or requested by MONTREIGN and/or the Gaming Authorities.  If any RWS Associate fails to satisfy  such requirement, and if MONTREIGN or any of MONTREIGN’s Affiliates are directed to cease business with any RWS Associate by any Gaming Authority or if MONTREIGN shall determine (in

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

its sole and exclusive judgment, reasonably determined) that any RWS Associate is an Unsuitable Person, whether as a result of ownership of RWS or otherwise, then:  (i) RWS shall terminate any relationship with the person who is the source of such issue; (ii) RWS shall cease the activity or relationship creating the issue to MONTREIGN’s satisfaction (in its sole and exclusive judgment, reasonably determined); or (iii) if such activity or relationship is not subject to cure as set forth in the foregoing clauses (i) and (ii), as determined by MONTREIGN in its reasonable discretion, MONTREIGN shall, without prejudice to any other rights or remedies of MONTREIGN including at law or in equity, have the option to immediately terminate this Agreement and its relationship with RWS, including, without limitation, the payment of the License Fee.  RWS further acknowledges that MONTREIGN shall have the absolute right to terminate this Agreement in the event any Gaming Authority or the Regulatory Compliance Committee of the Board of Directors of Montreign requires MONTREIGN or any of its Affiliates to do so. MONTREIGN’s Compliance Committee request to terminate this Agreement must be based on any or more of the foregoing grounds set out in this clause 10.3 and such grounds shall be provided in writing to RWS. For the avoidance of doubt, no fees shall be payable by MONTREIGN to RWS in connection with termination of this Agreement pursuant to this clause 10.3 save for any antecedent License Fee incurred by MONTREIGN for the period prior to termination of this Agreement. The Parties agree that RWS shall not be responsible for any costs and expenses incurred by MONTREIGN, including marketing costs, arising from the termination of this Agreement under and pursuant to this clause 10.3.

10.4	Limitation of Liability

10.4.1	Nothing in this Agreement excludes or limits any Party's liability:

(i)	for fraud; or

(ii)	for death or personal injury caused by its negligence; or

(iii)	under any indemnity given under this Agreement; or

(iv)	for breach of clause 9; or

(v)	to the extent that any Law precludes or prohibits any exclusion or limitation of liability; or

(vi)	intentional misconduct.

10.4.2
Subject to clause 10.4.1, no Party will be liable for special, incidental or consequential damages arising out of or relating to this Agreement or the exercise of its rights under this Agreement, or for lost profits, anticipated profits, lost goodwill, lost revenue, lost production, lost contracts or lost opportunity, arising from or relating to this Agreement, whether arising in contract, tort, negligence or otherwise regardless of any notice of such damages.

11.	Miscellaneous

11.1	Governing Law and Arbitration

11.1.1	This Agreement and any non-contractual obligations arising out if or in connection with it shall be governed by and construed in all respects in accordance with the laws of New York.

11.1.2
The Parties shall endeavour to amicably resolve all differences and disputes, falling which all disputes will be referred to arbitration to be held in Singapore under the rules of SIAC, with one (1) arbitrator to be agreed between the Parties or failing such agreement, then as may be appointed in accordance with SIAC rules. The language of the arbitration shall be English. The arbitrator’s award shall be final and binding and the Parties hereby waive all rights of appeal or objection in any jurisdiction.

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

11.2	Entire Agreement

11.2.1
This Agreement and the documents referred to in it contain the whole agreement between the Parties relating to the transactions and licenses contemplated by this Agreement and supersedes all previous agreements between the Parties relating to these transactions. Except as required by statute, no terms shall be implied (by custom, usage or otherwise) into this Agreement.

11.2.2
Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of the other Party at any time before the date of this Agreement. Each Party waives all rights and remedies which, but for this clause 11.2.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

11.2.3	Nothing in clauses 11.2.1 or 11.2.2 limits or excludes any liability for fraud.

11.3	Severability

11.3.1
Whenever possible, each provision of this Agreement, and any other statement, instrument or transaction contemplated hereby or relating hereto, shall be interpreted in such manner as to be effective and valid under such applicable Law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.

11.3.2
The Parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with a valid provision the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision. If, however, any material part of a Party’s rights under this Agreement shall be declared invalid or unenforceable (specifically including RWS’s right to receive the License Fee), and the Parties are unable to negotiate a valid provision pursuant to this clause the Party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days written notice to the other Parties, without liability on the part of the terminating Party.

11.4	Notices

11.4.1
All notices or demand given or made under this Agreement shall be in writing and delivered or sent to the addressee at its address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) Business Days’ prior written notice specified to the other):

RWS:        RW Services Pte Ltd.
1A Duxton Hill #02-02
Singapore 089587
Attention: VP-Head of Licensing & Global Rewards
Email:mcong@rwgenting.com

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

MONTREIGN:    Montreign Operating Company, LLC
c/o Monticello Casino and Raceway
204 State Route 17B
P.O. Box 5013
Monticello, NY 12701
Attention: Nanette L. Horner, Esq.
Email: nhorner@empireresorts.com

11.4.2	Any notice or document shall be deemed to be given:

(a)
if delivered in person, at the time of delivery if delivered before 3.00 p.m. (in the time zone of the recipient) on any Business Day, and in any other case, on the Business Day following the date of that delivery; or

(b)
if sent by post, at 10.00 a.m. (in the time zone of the recipient) on the second Business Day after it was put into the post, if sent within the jurisdiction, or at 10.00 a.m. (in the time zone of the recipient) on the fifth Business Day after it was put into the post, if sent by airmail; or

(c)
if sent by fax, on the date of transmission if transmitted before 3.00 p.m. (in the time zone of the recipient) on any Business Day, and in any other case on the next Business Day following the date of transmission.

11.4.3
In proving service of a notice or document, it shall be sufficient to prove that delivery was made or that the envelope containing the notice or communication was properly addressed and posted or that the fax was properly addressed and transmitted.

11.4.4
The Parties agree that the provisions of this clause shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings, suit or action arising out of or in connection with this Agreement (but excluding, for the avoidance of doubt, any arbitral proceedings).

11.4.5
Invoices for the License Fee or for any other sums payable by MONTREIGN to RWS under this Agreement may be sent by electronic mail to the email address stated in clause 11.4.1 above or such other email address as MONTREIGN has by five (5) Business Days’ prior written notice specified to RWS and shall be deemed to be given on the date of transmission if transmitted before 3.00 p.m. (in the time zone of the recipient) on any Business Day, and in any other case on the next Business Day following the date of transmission.

11.5	Expenses
Each Party shall bear its own costs and expenses for preparing and executing this Agreement.

11.6	Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the Parties.

11.7	No Waiver

11.7.1	The rights of each Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of rights or remedies provided by law; and

(c)	may be waived only in writing and specifically.

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

11.7.2	Any delay in the exercise or non-exercise of any right is not a waiver of that right.

11.8	Good Faith
The Parties undertakes with each other to do all things reasonably within their power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

11.9	Counterparts
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.10	Assignment

11.10.1
RWS and MONTREIGN may not assign or transfer this Agreement or any of their respective rights or obligations arising under this Agreement, in whole or in part, without the prior written consent of the other Party, except that RWS shall have the right to assign or transfer this Agreement and any of its rights and obligations hereunder to (i) any Affiliate of RWS; or (ii) with Montreign’s prior written consent, to any persons in connection with a solvent reorganization of RWS’s IP Rights.

11.10.2
Except as permitted by the first sentence of clause 11.10.1, any attempted assignment or transfer by either Party of this Agreement or any of its rights or obligations arising under this Agreement without the prior written consent of the other Party shall be of no force or effect.

11.10.3	No assignment or transfer authorized hereunder shall be effective until all necessary governmental approvals have been obtained.

11.11	No Partnership or Agency
Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between any of the Parties, nor constitute any Party as the agent of any other Party for any purpose.

11.12	Amendments
Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of each of the Parties.

11.13	Third Party Rights.
A person who is not a Party to this Agreement shall have no rights to enforce any of its terms.

11.14	Survival
Expiration or early termination of this Agreement shall not relieve any Party of its obligations incurred prior to such expiration or early termination. Those Clauses which by their nature would survive the termination of this Agreement shall so survive. Without limiting the generality of the aforesaid, clauses 4 (solely for post-termination true up), 5, 6.6(a), 6.11, 7.2.4, 8.2, 9, 10.4, 11.1, 11.13 and 11.14 shall

Confidential Treatment Requested by Empire Resorts, Inc.
IRS Employer Identification No. 13-3714474
Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

survive expiration or early termination of this Agreement in perpetuity or for such shorter period of time as may be indicated in any such clause.

11.15	Further Assurances
Each Party undertakes to execute all documents that may be reasonably necessary to give full effect to this Agreement.

11.16
Applicable Laws. Notwithstanding anything to the contrary in this Agreement, Montreign’s rights and obligations pursuant to this Agreement, and its performance of the transactions contemplated hereby, are subject to and governed by the all laws, rules and regulations applicable to, (i) Montreign’ s Gaming Operations at the Property and (ii) the fiduciary duties of the Boards of Directors of Montreign and Empire and the majority stockholder of Empire.

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IN WITNESS WHEREOF the Parties hereto have set their respective hands the day and year first above written:

Signed
For RW Services Ptd Ltd.
By its authorised signatory in the presence of:

/s/ Miki Ong Ming Chee    /s/ Lim Chee Heong
Witness    Authorised Signatory

Miki Ong Ming Chee    Lim Chee Heong
Name    Name

VP – Head of Licensing and Global Rewards    Chief Operating Officer
Designation    Designation

Signed
For Montreign Operating Company, LLC
By its authorised signatory in the presence of:

/s/ Emanuel R. Pearlman    /s/ Joseph A. D’Amato
Witness    Authorised Signatory

Emanuel R. Pearlman    Joseph A. D’Amato
Name    Name

Chairman, Board of Managers    Chief Executive Officer
Designation    Designation